HYBRIDON, INC. SUCCESSFULLY EXCHANGES $48.6 MILLION OF DEBT FOR EQUITY AND REACHES $27.3 MILLION IN 1998 PRIVATE PLACEMENT PROCEEDS

CAMBRIDGE, Mass., May 6, 1998 -- Hybridon, Inc. (OTC-Bulletin Board: HYBN) announced today that it has closed a private placement of approximately 6.6 million shares of Common Stock (sold at $2.00 per share) and warrants to purchase common stock and approximately 114,300 shares of Series A Convertible Preferred Stock (sold at $70 per share) and warrants to purchase common stock. Gross proceeds were approximately $21 million, including approximately $6.7 million which was applied to reduce existing payables and satisfy lease and other obligations. In addition, Hybridon announced that approximately $48.6 million principal amount of its 9% Notes have been tendered to the Company to be exchanged for shares of Series A Convertible Preferred Stock and warrants to purchase common stock pursuant to the Company's exchange offer, leaving only approximately $1.4 million principal amount of 9% Notes outstanding. Moreover, Hybridon announced that all of the recent purchasers of its Units consisting of 14% Notes due 2007 and common stock warrants have agreed to exchange such Units for Common Stock (priced at $2.00 per share) and warrants, bringing the total proceeds of the offering to date to approximately $27.3 million.

Funding came from investors in the United States, Europe and the Middle East, and included the renewed participation of several large existing shareholders of the Company, as well as significant holders of 9% Notes, Hybridon creditors and new institutional investors. The private placements and exchange offer were undertaken as part of Hybridon's new business plan contemplating a restructuring of its capital structure to reduce debt service obligations, a significant reduction in its burn rate and an infusion of additional equity capital.

The securities offered in the private placements have not been registered under the Securities Act of 1933, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act of 1933 and applicable state laws or available exemptions from registration.

The statements made in this press release contain certain forward-looking statements, including statements relating to the future financial performance of the Company, within the meaning of Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties, including the risk that the Company will be unable to complete future securities sales. Such statements are only predictions and actual events or results may differ materially. In addition to the matters described in this press release, risk factors as stated from time to time in Hybridon's SEC reports, including but not limited to, its Annual Report on Form 10-K, may affect the results achieved by Hybridon.

Hybridon, headquartered in Cambridge, Massachusetts, is engaged in the discovery and development of novel genetic medicines for the treatment of diseases for which there are currently limited or no effective treatments, based primarily on antisense technology. The Company also has a custom manufacturing division, Hybridon Specialty Products. Antisense technology involves the use of synthetic segments of DNA to stop the production of disease associated proteins by interacting at the genetic level with target strands of messenger RNA.

SOURCE Hybridon, Inc.